Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 12, 2020 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal year and fourth quarter ended September 30, 2020.

Fiscal 2020, revenue totaled $2.4 billion, a 9% increase from the $2.2 billion in the prior year, with organic growth of 8%.

Fiscal 2020, Income from continuing operations totaled $53.4 million, or $1.19 per share, compared to $45.6 million, or $1.06 per share, in the prior year. Current year Adjusted income from continuing operations was $73.0 million, or $1.62 per share compared to $46.3 million, or $1.08 per share, in the prior year, a 50% increase (see the Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations for details).

Fiscal 2020 Adjusted EBITDA from continuing operations totaled $236 million, increasing 18% from the prior year of $200 million. Adjusted EBITDA excluding unallocated amounts (primarily corporate overhead) in 2020 and 2019 of $47 million and $46 million, respectively, totaled $283 million in 2020, increasing 15% from the prior year of $246 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure).

Fourth quarter revenue of $661 million increased 15% compared to the prior year fourth quarter revenue of $574 million with organic growth of 14%.

Fourth quarter Income from continuing operations totaled $20.1 million, or $0.41 per share, compared to $16.3 million, or $0.37 per share, in the prior year quarter. Current year fourth quarter Adjusted income from continuing operations was $21.5 million, or $0.44 per share compared to $17.3 million, or $0.40 per share, in the prior year fourth quarter, a 10% increase (see the Reconciliation of Income from Continuing Operations to Adjusted Income from Continuing Operations for details).

Fourth quarter Adjusted EBITDA from continuing operations totaled $63 million, increasing 8% from the prior year quarter of $59 million. Adjusted EBITDA excluding unallocated amounts (primarily corporate overhead) in both 2020 and 2019 of $12 million totaled $75 million in 2020, increasing 7% from the prior year of $71 million.

Ronald J. Kramer, Chairman and Chief Executive Officer, commented “Griffon performed exceptionally well in our fiscal fourth quarter despite the difficult operating conditions caused by the pandemic.  Our ongoing efforts to improve operating performance delivered an 8% increase in organic revenue, an 18% increase in EBITDA and a 50% increase in EPS.  We are pleased that the momentum we experienced in our businesses before the pandemic continued though the entire fiscal year despite the challenges we all faced. We are very proud of our performance and thankful to our global workforce for their incredible contribution. In addition to our strong operating results, Griffon strengthened its balance sheet through the refinancing of our bonds, extending maturities to 2028, and adding $178 million of cash through a common stock offering.

Our financial strength positions us well to both deal with uncertainties and take advantage of opportunities that may present themselves.”

Mr. Kramer added, “We continue to evaluate ways to further increase operating efficiency and last month we expanded the AMES next-generation initiative to include AMES' global operations.  By adding new geographies and expanding locations, we expect to increase annual cash savings by an additional $30 to $35 million annually.  We are relentless in our focus on driving long-term shareholder value and are excited about our future.”

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in 2020 was $1.14 billion, increasing $139 million, or 14% compared to 2019. This was primarily from a 12% increase in volume, due to increased consumer demand for home improvement initiatives across most of our geographic regions supplemented by COVID-19 stay at home orders, favorable price and mix of 1% and an incremental 2% revenue contribution from the Apta acquisition, partially offset by an unfavorable impact of foreign exchange of 1%. Organic growth was 12%.

CPP Adjusted EBITDA for 2020 was $104 million, increasing $13 million, or 15% compared to 2019, primarily driven by increased revenue as noted above, partially offset by increased tariffs, COVID-19 related inefficiencies and direct costs, and an unfavorable foreign exchange impact of 1%. Adjusted EBITDA margin of 9.1% in 2020 remained consistent with the prior year. Direct COVID-19 related expenses totaled approximately $5.0 million for the year.

CPP revenue in the current quarter was $294 million, increasing $72 million, or 32% from the prior year quarter. This was primarily from a 30% increase in volume, due to increased consumer demand for home improvement initiatives across most of our geographic regions supplemented by COVID-19 stay at home orders and an incremental 3% revenue contribution from the Apta acquisition, partially offset by unfavorable mix of 1%. Organic growth in the quarter was 29%.

CPP Adjusted EBITDA in the current quarter was $20 million, increasing $2 million, or 14% from the prior year quarter due to the benefit of increased revenue, partially offset by COVID-19 related expenses. Adjusted EBITDA margin was 6.8% in the fourth quarter of 2020 compared to 7.9% in the prior year quarter, impacted by inefficiencies and direct costs related to COVID-19, facility consolidations and distribution inefficiencies in supplying areas affected by natural disasters. Direct COVID-19 related expenses totaled approximately $2.5 million for the quarter.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations, and in October 2020, CPP broadened this strategic initiative to include additional North American facilities, the AMES UK and Australia businesses, and a manufacturing facility in China.
The expanded focus of this initiative leverages the same three key development areas being executed within our U.S. operations. First, multiple independent information systems will be unified into a single data and analytics platform, which will serve the whole AMES global enterprise. Second, certain AMES global operations will be consolidated to optimize facilities footprint and talent. Third, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth.

Expanding the roll-out of the new business platform from our AMES U.S. operations to include AMES’ global operations will extend the project by one year, with completion now expected by the end of calendar year 2023. When fully implemented, these actions will result in annual cash savings of $30-$35 million (increased from $15-$20 million) and a reduction in inventory of $30-$35 million (increased from $20-$25 million), both based on fiscal 2020 operating levels.
The cost to implement this new business platform, over the duration of the project, will include one-time charges of approximately $65 million (increased from $35 million) and capital investments of approximately $65 million (increased from $40 million). The one-time charges are comprised of $46 million of cash charges, which includes $26 million of personnel-related costs such as training, severance, and duplicate personnel costs as well as $20 million of facility and lease exit costs. The remaining $19 million are non-cash charges, primarily related to asset write-downs.
In addition to the growth, efficiency and competitive benefits, the AMES strategic initiative is intended to drive operating margin improvement and increased free cash flow.
In connection with this initiative, during the year ended September 30, 2020, CPP incurred pre-tax restructuring and other related exit costs approximating $13.7 million, comprised of cash charges of approximately $9.0 million ($5.7 million for one-time termination benefits and other personnel-related costs and $3.3 million for facility exit costs) and non-cash, asset-related charges of $4.7 million. Capital expenditures related to the initiative were $6.7 million through the year ended September 30, 2020.

Home and Building Products ("HBP")
HBP revenue in 2020 was $927 million, increasing $54 million, or 6%, compared to 2019, with 4% from volume and 2% from favorable mix and pricing.

HBP Adjusted EBITDA in 2020 was $154 million, increasing $33 million, or 28%, compared to 2019. The favorable variance resulted from the increased revenue noted above and general operational efficiency improvements, partially offset by COVID-19 related inefficiencies and direct costs. Adjusted EBITDA margin was 16.6% in 2020 compared to 13.8% in 2019. Direct COVID-19 related expenses totaled approximately $2.0 million in fiscal 2020.

HBP revenue in the current quarter was $257 million, increasing $15 million, or 6% from the prior year quarter, with 4% from volume, and 2% from favorable mix and pricing.

HBP Adjusted EBITDA in the current quarter was $43 million, increasing $8 million, or 23% from the prior year quarter, primarily from the increased revenue noted above and general operational efficiency improvements, partially offset by COVID-19 related inefficiencies and direct costs. Adjusted EBITDA margin was 16.7% in the current quarter compared to 14.4% in the prior year quarter. Direct COVID-19 related expenses totaled approximately $0.3 million for the fourth quarter of 2020.

Defense Electronics ("DE")
DE revenue in 2020 was $341 million, increasing $6 million, or 2% compared to 2019, primarily due to increased deliveries and volume on airborne and ground communications systems, as well as airborne surveillance systems, partially offset by reduced volume on Multi-Mode airborne maritime surveillance radar systems.

DE Adjusted EBITDA for 2020 was $25 million, decreasing $10 million, or 28% from 2019, primarily due to program inefficiencies associated with certain radar programs, unfavorable program mix and increased operating expenses primarily due to bid and proposal activities and timing of research and development initiatives, partially offset by program efficiencies within airborne intercommunication surveillance systems. Adjusted EBITDA margin was 7.4% in 2020 compared to 10.5% in the prior year. Direct COVID-19 related expenses totaled approximately $1.0 million in fiscal 2020.

DE revenue in the current quarter totaling $109 million remained consistent with the prior year quarter.

DE Adjusted EBITDA in the current quarter was $12 million, decreasing $6 million from the prior year quarter, primarily due to program inefficiencies associated with certain radar systems and unfavorable program mix. Adjusted EBITDA margin was 11.3% in the fourth quarter of 2020 compared to 16.5% in the prior year quarter. Direct COVID-19 related expenses totaled approximately $0.3 million for the fourth quarter of 2020.

Contract backlog was $380 million at September 30, 2020, compared to $389 million at September 30, 2019, with 67% expected to be fulfilled in the next 12 months. During the year, Telephonics was awarded several new contracts and received incremental funding on existing contracts approximating $332 million, which translates into a book to bill ratio of approximately 1.0.

In September 2020, Telephonics initiated a Voluntary Employee Retirement Plan, which was subsequently followed by a reduction in force in November 2020, to improve efficiencies by combining functions and responsibilities. The combined actions are expected to incur severance charges of approximately $4.5 million with $2.1 million recognized in the fourth quarter, and the balance to be recognized in the first quarter of 2021. At the conclusion of these actions, headcount is expected to be reduced by approximately 90 people. In addition, during fiscal 2020 Telephonics commenced a facility project to consolidate three Long Island based facilities into two company owned facilities with a total cost of approximately $4.0 million primarily comprised of capital expenditures in 2021.

Taxes
The Company reported pretax income from continuing operations for the years ended September 30, 2020 and 2019 and recognized effective income tax rates of 35.4% and to 36.8%, respectively. Excluding discrete and certain other tax provisions, net and items that affect comparability, the effective tax rates for the years ended September 30, 2020 and 2019 were 32.2% and 34.3%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2020, the Company had a net debt position of $829 million, with cash and cash equivalents of $218 million and total debt outstanding of $1.05 billion, with $370 million available for borrowing under the revolving credit facility subject to certain loan covenants. Capital expenditures were $49 million for the year ended September 30, 2020.

Equity
In August 2020, Griffon Corporation completed a Public Offering of 8,700,000 shares of its common stock for total net proceeds of $178.2 million. The Company used a portion of the net proceeds to repay $50 million of outstanding borrowings under its Credit Agreement.

As of September 30, 2020, Griffon had $58 million remaining under its Board of Directors authorized repurchase program. There were no purchases under these authorizations in fiscal 2020.

Conference Call Information
The Company will hold a conference call today, November 12, 2020, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13713041. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, November 12, 2020 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13713041. The replay will be available through November 26, 2020 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax law. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through three reportable segments:

•
Consumer and Professional Products conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•
Home and Building Product conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•
Defense Electronics conducts its operations through Telephonics, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Year Ended September 30,
REVENUE	2020	2019	2020	2019

Consumer and Professional Products	$294,316	$222,692	$1,139,233	$1,000,608
Home and Building Products	256,939	242,025	927,313	873,640
Defense Electronics	109,418	109,447	340,976	335,041
Total consolidated net sales	$660,673	$574,164	$2,407,522	$2,209,289

ADJUSTED EBITDA
Consumer and Professional Products	$19,985	$17,526	$104,053	$90,677
Home and Building Products	42,996	34,878	153,631	120,161
Defense Electronics	12,383	18,103	25,228	35,104
Total	75,364	70,507	282,912	245,942
Unallocated amounts, excluding depreciation*	(12,044)	(11,797)	(47,013)	(46,302)
Adjusted EBITDA	63,320	58,710	235,899	199,640
Net interest expense	(16,695)	(16,537)	(65,791)	(67,260)
Depreciation and amortization	(15,342)	(15,676)	(62,409)	(61,848)
Restructuring charges	(4,619)	—	(15,790)	—
Loss from debt extinguishment	—	—	(7,925)	—
Acquisition contingent consideration	1,733	1,646	1,733	1,646
Acquisition costs	—	—	(2,960)	—
Income before taxes from continuing operations	$28,397	$28,143	$82,757	$72,178
* Primarily Corporate Overhead

	For the Three Months Ended September 30,		For the Year Ended September 30,
DEPRECIATION and AMORTIZATION	2020	2019	2020	2019
Segment:
Consumer and Professional Products	$8,138	$8,141	$32,788	$32,289
Home and Building Products	4,386	4,651	18,361	18,334
Defense Electronics	2,659	2,741	10,645	10,667
Total segment depreciation and amortization	15,183	15,533	61,794	61,290
Corporate	159	143	615	558
Total consolidated depreciation and amortization	$15,342	$15,676	$62,409	$61,848

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Revenue	$660,673	$574,164	$2,407,522	$2,209,289
Cost of goods and services	486,203	415,706	1,766,096	1,625,815
Gross profit	174,470	158,458	641,426	583,474

Selling, general and administrative expenses	128,624	113,654	486,398	447,163

Income from continuing operations	45,846	44,804	155,028	136,311

Other income (expense)
Interest expense	(16,737)	(16,732)	(66,544)	(68,066)
Interest income	42	195	753	806
Loss from debt extinguishment, net	—	—	(7,925)	—
Other, net	(754)	(124)	1,445	3,127
Total other expense, net	(17,449)	(16,661)	(72,271)	(64,133)

Income before taxes from continuing operations	28,397	28,143	82,757	72,178
Provision for income taxes	8,306	11,892	29,328	26,556
Income from continuing operations	$20,091	$16,251	$53,429	$45,622

Discontinued operations:
Income from operations of discontinued businesses	—	(50)	—	(11,050)
Provision from income taxes	—	106	—	(2,715)
Income (loss) from discontinued operations	—	(156)	—	(8,335)
Net income (loss)	$20,091	$16,095	$53,429	$37,287

Income from continuing operations	$0.44	$0.40	$1.25	$1.11
Income (loss) from discontinued operations	—	—	—	(0.20)
Basic earnings (loss) per common share	$0.44	$0.39	$1.25	$0.91
Weighted-average shares outstanding	45,903	41,071	42,588	40,934

Income from continuing operations	$0.41	$0.37	$1.19	$1.06
Income (loss) from discontinued operations	—	—	—	(0.20)
Diluted income (loss) per common share	$0.41	$0.37	$1.19	$0.87
Weighted-average shares outstanding	48,526	43,540	45,015	42,888

Net income (loss)	$20,091	$16,095	$53,429	$37,287
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	6,094	(4,517)	5,601	(8,460)
Pension and other post retirement plans	(14,264)	(23,607)	(11,784)	(23,055)
Gain (loss) on cash flow hedge	1,285	(75)	7	(289)
Total other comprehensive income (loss), net of taxes	(6,885)	(28,199)	(6,176)	(31,804)
Comprehensive income (loss), net	$13,206	$(12,104)	$47,253	$5,483

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2020	At September 30, 2019
CURRENT ASSETS
Cash and equivalents	$218,089	$72,377
Accounts receivable, net of allowances of $17,758 and $7,881	348,124	264,450
Contract assets, net of progress payments of $24,175 and $11,259	84,426	105,111
Inventories	413,825	442,121
Prepaid and other current assets	46,897	40,799
Assets of discontinued operations	2,091	321
Total Current Assets	1,113,452	925,179
PROPERTY, PLANT AND EQUIPMENT, net	343,964	337,326
OPERATING LEASE RIGHT-OF-USE ASSETS	161,627	—
GOODWILL	442,643	437,067
INTANGIBLE ASSETS, net	355,028	356,639
OTHER ASSETS	32,897	15,840
ASSETS OF DISCONTINUED OPERATIONS	6,406	2,888
Total Assets	$2,456,017	$2,074,939
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$9,922	$10,525
Accounts payable	232,107	250,576
Accrued liabilities	171,572	124,665
Current portion of operating lease liabilities	31,848	—
Liabilities of discontinued operations	3,797	4,333
Total Current Liabilities	449,246	390,099
LONG-TERM DEBT, net	1,037,042	1,093,749
LONG-TERM OPERATING LEASE LIABILITIES	136,054	—
OTHER LIABILITIES	126,510	109,997
LIABILITIES OF DISCONTINUED OPERATIONS	7,014	3,331
Total Liabilities	1,755,866	1,597,176
COMMITMENTS AND CONTINGENCIES - See Note 14
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 83,739 and 82,775, respectively.	20,935	20,694
Capital in excess of par value	583,008	519,017
Retained earnings	607,518	568,516
Treasury shares, at cost, 27,610 common shares and 35,969 common shares	(413,493)	(536,308)
Accumulated other comprehensive loss	(72,092)	(65,916)
Deferred compensation	(25,725)	(28,240)
Total Shareholders’ Equity	700,151	477,763
Total Liabilities and Shareholders’ Equity	$2,456,017	$2,074,939

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$53,429	$37,287	$125,678
Net (income) loss from discontinued operations	—	8,335	(92,423)
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	62,409	61,848	55,803
Stock-based compensation	17,580	15,914	19,610
Asset impairment charges - restructuring	4,692	—	—
Provision for losses on accounts receivable	1,332	535	96
Amortization of deferred financing costs and debt discounts	3,661	5,393	5,219
Loss from debt extinguishment	7,925	—	—
Deferred income tax	2,095	(2,222)	(17,633)
(Gain)/ loss on sale/disposal of assets and investments	(287)	(179)	290
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract assets	(62,366)	8,279	2,681
(Increase) decrease in inventories	34,080	(24,938)	(52,122)
Increase in prepaid and other assets	(13,582)	(4,285)	(2,285)
Increase in accounts payable, accrued liabilities and income taxes payable	25,044	7,638	11,078
Other changes, net	1,017	353	2,200
Net cash provided by operating activities - continuing operations	137,029	113,958	58,192
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(48,998)	(45,361)	(50,138)
Acquired business, net of cash acquired	(10,531)	(9,219)	(430,932)
Investment purchases	(130)	(149)	—
Proceeds (payments) from sale of business	—	(9,500)	474,727
Insurance proceeds (payments)	—	(10,604)	8,254
Proceeds from sale of property, plant and equipment	352	280	663
Net cash provided by (used in) investing activities - continuing operations	(59,307)	(74,553)	2,574
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Proceeds from issuance of common stock	178,165	—	—
Dividends paid	(14,529)	(13,676)	(49,797)
Purchase of shares for treasury	(7,479)	(1,478)	(45,605)
Proceeds from long-term debt	1,240,080	201,748	443,058
Payments of long-term debt	(1,308,915)	(218,248)	(300,993)
Change in short-term borrowings	—	(366)	144
Financing costs	(17,384)	(1,090)	(7,793)
Contingent consideration for acquired businesses	(1,733)	(1,686)	—
Other, net	(15)	(180)	51
Net cash provided by (used) in financing activities - continuing operations	68,190	(34,976)	39,065

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(3,021)	(2,123)	(45,624)
Net cash provided by (used in) investing activities	444	—	(10,762)
Net cash used in financing activities	—	—	(22,541)
Net cash used in discontinued operations	(2,577)	(2,123)	(78,927)
Effect of exchange rate changes on cash and equivalents	2,377	313	1,173
NET INCREASE IN CASH AND EQUIVALENTS	145,712	2,619	22,077
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,377	69,758	47,681
CASH AND EQUIVALENTS AT END OF PERIOD	$218,089	$72,377	$69,758
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$63,139	$63,334	$59,793
Cash paid for taxes	21,016	25,339	32,140

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2020	2019	2020	2019
Income from continuing operations	$20,091	$16,251	$53,429	$45,622
Adjusting items:
Restructuring charges	4,619	—	15,790	—
Loss from debt extinguishment	—	—	7,925	—
Acquisition costs	—	—	2,960	—
Acquisition contingent consideration	(1,733)	(1,646)	(1,733)	(1,646)
Tax impact of above items	(840)	313	(5,984)	313
Discrete and other certain tax (benefits) provisions	(594)	2,334	654	2,035
Adjusted income from continuing operations	$21,543	$17,252	$73,041	$46,324

Earnings per common share from continuing operations	$0.41	$0.37	$1.19	$1.06

Adjusting items, net of tax:
Restructuring charges	0.07	—	0.26	—
Loss from debt extinguishment	—	—	0.14	—
Acquisition costs	—	—	0.05	—
Acquisition contingent consideration	(0.03)	(0.03)	(0.03)	(0.03)
Discrete and other certain tax (benefits) provisions	(0.01)	0.05	0.01	0.05
Adjusted earnings per share from continuing operations	$0.44	$0.40	$1.62	$1.08
Weighted-average shares outstanding (in thousands)	48,526	43,540	45,015	42,888

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.